Exhibit 99

Peter McNitt Appointed to Titan International, Inc. Board of Directors

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 30, 2013

Titan International, Inc. today announced that Peter McNitt, Vice Chair of BMO Harris Bank, was appointed to Titan's Board of Directors effective immediately.
As part of BMO Harris Bank's executive leadership team, he has a wide range of responsibilities focusing the organization on delivering the full breadth of wealth, commercial and investment banking capabilities to the bank's customers. He has direct responsibility for strategic initiatives that both strengthen BMO Harris' capabilities around customer focus and development and expand the bank's market visibility and presence.
During his career, McNitt has held many leadership roles. He was named Senior Vice President and Head of the Emerging Majors Midwest in 1994. Since that time, he has led U.S. Corporate Banking (as Executive Vice President), U.S. Investment Banking (as Executive Managing Director), and Business Banking (as Vice Chair).
McNitt graduated from Amherst College and has attended programs at Northwestern University's Graduate School of Management and the Graduate School of Credit and Finance at Stanford University. He is on the Board of Directors of Youth Guidance and the Chicagoland Chamber of Commerce, Chairman of the Board of Managers for the YMCA of Metropolitan Chicago, and the Board of Trustees, WTTW. He is also a member of The Executives' Club of Chicago and The Economic Club of Chicago.
“McNitt has watched Titan grow from a startup company to where we are today. McNitt's relationship with Titan began in 1984 when he was the loan officer on our first bank loan with Harris Bank,” commented Maurice Taylor, Chairman and CEO. “His familiarity with our business and his financial expertise will be a great addition to our Board.”
About Titan International, Inc.:
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773